UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(e) On December 31, 2008, Stephen Brown notified the Board of Directors (the “Board”) of IDT Corporation (the “Registrant or “IDT”) of his decision to retire as the Registrant’s Chief Financial Officer and Treasurer. Mr. Brown’s resignation (the “Resignation”) was accepted by the Board of Directors on December 31, 2008. In connection with the Resignation, the Compensation Committee of the Board approved a severance payment of $319,000 ($300,000 of which has already been paid) and the entry into a consulting arrangement with Mr. Brown under which he will receive $250,000 per year for the next five years in exchange for Mr. Brown’s consulting services to be provided to the Registrant.

(c) On December 31, 2008, the Board appointed Bill Pereira, age 43, as the Registrant’s Chief Financial Officer and Treasurer (the “Appointment”) effective January 2, 2009. Prior to the Appointment, Mr. Pereira served as the Registrant’s Executive Vice President of Finance. Since joining the Registrant in 2001, Mr. Pereira has served the Registrant in many capacities including as Chief Financial Officer of the Registrant’s subsidiaries IDT Capital and Winstar Communications. Mr. Pereira initially joined the Registrant when the Registrant bought Horizon Global Trading, a financial software firm, where he was a managing partner. Prior to Horizon, Mr. Pereira worked for a number of companies in the financial sector, including UBS, SBC Warburg and Prudential Financial. Mr. Pereira received an M.B.A. from the Stern School of Business at New York University and a B.S. from Rutgers University.

In connection with the Appointment, Mr. Pereira’s annual salary was increased to $435,000 per year and the Registrant agreed to guarantee Mr. Pereira a severance of $600,000 should he be terminated without cause or should he resign for good reason. The parties are currently negotiating an employment agreement outlining such terms.

A copy of the press release issued by the Registrant concerning the foregoing is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

99.1	Press Release of the Registrant dated January 5, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ James A. Courter
Name:	James A. Courter
Title:	Chief Executive Officer

Dated: January 5, 2009

EXHIBIT INDEX

Exhibit No.	Document

99.1	Press Release of the Registrant dated January 5, 2009

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